NEWS RELEASE

Industrial Services of America, Inc. Reports Higher Revenues and Increased Income Before Taxes for Third Quarter

-- Nine-month net income of $1,997,538

-- Nine-month EPS of $0.55 per diluted share

-- Third quarter income before taxes of $601,722

-- Third quarter net income of $383,159

-- Third quarter EPS of $0.11 per diluted share

LOUISVILLE, Ky. (November 7, 2007) -- Industrial Services of America, Inc. (NASDAQ: IDSA), a leading provider of recyclable commodities and other materials, logistics management services, equipment and processes for waste, today announced preliminary un-audited financial results for the third quarter and nine months ending September 30, 2007.

For the third quarter of 2007, revenues grew 16.9 percent over the year-earlier period to $17.9 million. EBITDA (earnings before interest, taxes, depreciation and amortization, as reconciled below) was 22.4 percent higher at $1,194,064.  Incorporating the impact of stock awards connected with appointing a new chief operating officer, net income was $383,159 ($0.11 per diluted share), compared with $439,568 ($0.12 per diluted share) in the year-ago quarter. Net income was reduced by a pre-tax $215,800 charge ($129,480, or 3.6 cents per share after-tax) for restricted common stock that was part of the management employment contract for the new chief operating officer.

"Business in the quarter remained strong, reflecting continuing demand domestically and internationally as well as increased prices for ferrous scrap and other commodities," said Harry Kletter, Chairman and CEO, who remarked that the third quarter is traditionally a slower quarter. "This quarter marks ISA's 18th consecutive profitable quarter, which continues to provide us the financial position and flexibility to benefit from evolving markets and economic conditions."

For the 2007 year to date, revenues increased to $55.4 million, 16.5 percent higher than the first nine months of 2006. Net income rose 36.9 percent to $2.0 million ($0.55 per diluted share) from $1.5 million ($0.41 per diluted share) for the year-ago period. The effective tax rate for the nine months of 2007 was 38.8 percent, versus 33.5 percent in the 2006 period.  The year-ago period included a pre-tax $270,000 benefit ($162,000, or 4.4 cents per share after tax benefit) reflecting the exercise of consultant stock options.

Within the ISA Recycling segment, revenues increased 22.4% to $42.0 million for the first nine months of 2007, compared with $34.3 million for the same period in 2006, primarily due to increased prices. Recycling segment shipments for the first nine months of 2007 were up 10.1% compared to the first nine months in 2006.

Nine-month Financial Highlights:

-- Total revenues for the first nine months of 2007 were $55.4 million compared with $47.5 million.

-- Income before income taxes for the first nine months of 2007 was $3,265,961 compared with $2,194,819.

-- EBITDA for the first nine months of 2007 was $4,888,798 compared with EBITDA of $3,634,247 for the first nine months of 2006.  (See the EBITDA reconciliation below.)

-- Net income for the first nine months of 2007 was $1,997,538 (basic and diluted earnings of 55 cents per share) compared with net income of $1,458,851 (basic and diluted earnings of 41 cents per share) for the first nine months of 2006.

Third quarter financial highlights:

-- Total revenues for the third quarter of 2007 were $17.9 million compared with total revenues for the third quarter of 2006 of $15.3 million.

-- Income before income taxes for the third quarter of 2007 was $601,722 compared to $496,014 for the third quarter of 2006.

-- EBITDA for the third quarter of 2007 was $1,194,064 compared with EBITDA of $975,640 for the third quarter of 2006. (See the EBITDA reconciliation below).

-- Net income for the third quarter of 2007 was $383,159 (basic and diluted earnings of 11 cents per share) compared with net income of $439,568 (basic and diluted earnings of 12 cents per share) for the third quarter of 2006.

Outlook

For the remainder of fiscal 2007, Kletter said the outlook for the company's performance was positive, due to continued strength in pricing and in shipping volumes. In the recycling segment, shipments of nonferrous volumes in October 2007 were approximately 76% higher than in October 2006, reflecting the increased availability of shipping containers over late September. Nonferrous scrap volumes for the last two months of 2007 are expected to approximate volumes shipped in the same period in 2006.

Ferrous volumes for the 2007 fourth quarter are expected to be consistent with those in the fourth quarter of 2006.

"Our goal is to remain dedicated to the recycling, management services, and equipment industry while sustaining steady growth at an acceptable profit, adding to the net worth of the Company, and providing positive returns for our stockholders," he said.

About ISA

Industrial Services of America, Inc., is a Louisville, Ky.-based logistics management services company servicing commercial, industrial and logistics customers nationwide.  Industrial Services of America, Inc. provides scrap processing, waste and recycling management services, and equipment sales and service. Industrial Services of America, Inc. also actively participates in international markets, exporting non-ferrous metals and other recyclable materials. The company's stock trades on NASDAQ under the symbol IDSA. Additional information is available at http://www.isa-inc.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results.  Specific risks include varying demand for waste managing systems, equipment and services, competitive pressures in the waste managing systems and equipment, competitive pressures in the waste managing business, loss of customers and fluctuations in the price of recycled materials. Further information on factors that could affect the Company's results is detailed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.

FINANCIAL RESULTS AND

SUPPLEMENTAL FINANCIAL INFORMATION

FOLLOW

INDUSTRIAL SERVICES OF AMERICA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

THREE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

(UNAUDITED)

	2007	2006

Revenue from services	$ 4,311,553	$ 4,094,753
Revenue from product sales	13,617,257	11,236,482
Total revenue	17,928,810	15,331,235

Cost of goods sold for services	3,841,742	3,865,193
Cost of goods sold for product sales	11,980,863	9,760,509
Reduction of cost of goods sold	(337,516)	(150,000)
Total cost of goods sold	15,485,089	13,475,702

Selling, general and administrative expense	1,791,116	1,344,366

Income before other income (expense)	652,605	511,167

Other income (expense)
Interest expense	(91,096)	(39,486)
Interest income	30,238	38,293
Gain/(loss) on sale of assets	9,782	(15,555)
Other income	193	1,595
	(50,883)	(15,153)

Income before income taxes	601,722	496,014

Income tax provision	218,563	56,446

Net income	$ 383,159	$ 439,568

Basic earnings per share	$ 0.11	$ 0.12

Diluted earnings per share	$ 0.11	$ 0.12

Weighted shares outstanding:
Basic	3,640,899	3,634,160

Diluted	3,640,899	3,639,461

INDUSTRIAL SERVICES OF AMERICA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

(UNAUDITED)

	2007	2006

Revenue from services	$ 11,804,056	$ 11,808,646
Revenue from product sales	43,557,599	35,709,243
Total revenue	55,361,655	47,517,889

Cost of goods sold for services	10,769,624	11,036,806
Cost of goods sold for product sales	36,909,805	30,579,195
Reduction of cost of goods sold	(480,060)	(450,000)
Total cost of goods sold	47,199,369	41,166,001

Selling, general and administrative expense	4,804,324	4,144,503

Income before other income (expense)	3,357,962	2,207,385

Other income (expense)
Interest expense	(204,948)	(136,455)
Interest income	92,002	102,869
Gain/(loss) on sale of assets	(1,606)	9,371
Other income	22,551	11,649
	(92,001)	(12,566)

Income before income taxes	3,265,961	2,194,819

Income tax provision	1,268,423	735,968

Net income	$ 1,997,538	$ 1,458,851

Basic earnings per share	$ 0.55	$ 0.41

Diluted earnings per share	$ 0.55	$ 0.41

Weighted shares outstanding:
Basic	3,640,899	3,590,057

Diluted	3,640,899	3,603,719

Industrial Services of America, Inc.

Supplemental Financial Information

Reconciliation of EBITDA (1):

	Three months ending Sept. 30,		Nine Months ending Sept. 30,
	2007	2006	2007	2006
Net Income	383,159	439,568	1,997,538	1,458,851
Interest expense	91,096	39,486	204,948	136,455
Income taxes	218,563	56,446	1,268,423	735,968
Depreciation	501,246	440,140	1,417,889	1,302,973
Amortization	-	-	-	-
EBITDA (1)	1,194,064	975,640	4,888,798	3,634,247

(1)   EBITDA is calculated by the Company as net income before interest expense, income tax expense, depreciation and amortization. The Company uses EBITDA as a key performance measure of results of operations for purposes of evaluating performance internally. This non-GAAP measurement is not intended to replace the presentation of our financial results in accordance with GAAP.  Rather, we believe the EBITDA calculation provides additional information to investors and debt holders due to the fact that tax credits, tax rates and other tax related items vary by company.  Additionally, years of service for fixed assets and amortizable assets are based on company judgment.  Finally, companies have several ways of raising capital which can affect interest expense.  We believe the presentation of EBITDA provides a meaningful measure of performance exclusive of these unique items.

Contact Information: Industrial Services of America, Inc., Louisville Harry Kletter or Alan Schroering, 502-366-3452 hklet@isa-inc.com or aschroering@isa-inc.com http://www.isa-inc.com/